UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     August 11, 2008

Culp, Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-12781	56-1001967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1823 Eastchester Drive High Point, North Carolina 27265
(Address of Principal Executive Offices) (Zip Code)
(336) 889-5161
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

The information reported in Items 2.01 and 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01.     Completion of Acquisition or Disposition of Assets.

Pursuant to an Asset Purchase Agreement (the “Asset Agreement”) among Culp, Inc. (the “Company”), Bodet & Horst USA, LP and Bodet & Horst GMBH & Co. KG (collectively, “Bodet & Horst”) dated as of August 11, 2008, we have purchased certain assets of the knitted mattress fabric operation of Bodet & Horst, including its manufacturing operation located in High Point, North Carolina.  The transaction was completed on August 11, 2008.  The purchase involves the equipment, inventory and intellectual property associated with the High Point manufacturing operation, which has served as our primary source of  knitted mattress fabric for six years.  We are assuming the lease of the building where the operation is located and intend to continue the business in that location.  The purchase price for the assets is cash in the amount of $10.5 million, plus the assumption of certain liabilities, subject to adjustment after closing for changes in working capital through the date of the closing.  Also in connection with this purchase, we entered into a six year consulting and non-compete agreement with the principal owner of Bodet & Horst, providing for payments to the owner in the amount of $75,000 per year for the agreement’s full six-year term.  The Asset Agreement is filed herewith as Exhibit 10.1, and the summary of its terms set forth above is qualified in its entirety by reference to the Asset Agreement itself.

The acquisition is being financed by $11.0 million of unsecured notes pursuant to a Note Purchase Agreement dated August 11, 2008 (the “2008 Note Agreement”), as described in Item 2.03 below.  The 2008 Note Agreement is filed herewith as Exhibit 10.2.

In connection with the 2008 Note Agreement, we also entered into a Consent and Fifth Amendment to Note Purchase Agreements, dated August 11, 2008 (the “Consent and Amendment”), which amends the previously existing note purchase agreements with the holders of our outstanding Series A and Series B notes.  The parties to the Consent and Amendment, in addition to the Company, are Life Insurance Company of North America, Connecticut General Life Insurance Company, Beachside & Co., MONY Life Insurance Company, United of Omaha Life Insurance Company, Mutual of Omaha Life Insurance Company, and Prudential Retirement Insurance and Annuity Company (the “Existing Noteholders”).  The purpose of the Consent and Amendment is for the Existing Noteholders to consent to the 2008 Note Agreement and to provide that certain financial covenants in favor of the Existing Noteholders will be on the same terms as those contained in the 2008 Note Agreement.  This summary is qualified in its entirety by reference to the Consent and Amendment, which is filed herewith as Exhibit 10.3.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the acquisition described in Item 2.01 above, we have entered into a Note Purchase Agreement dated August 11, 2008 (the “2008 Note Agreement”) with Mutual of Omaha Insurance Company and United of Omaha Insurance Company.  The 2008 Note Agreement provides for the issuance of $11 million of unsecured notes with a fixed interest rate of 8.01% and a term of seven years.  Principal payments of $2.2 million per year are due on the notes beginning on the third anniversary of the closing.  The 2008 Note Agreement contains customary financial and other covenants, including maintenance of minimum tangible net worth, a maximum ratio of debt to EBITDA, maximum priority debt, and a minimum fixed charge coverage ratio, all as defined in the 2008 Note Agreement.  This description is qualified in its entirety by reference to the 2008 Note Agreement, which is filed herewith as Exhibit 10.2.

Item 8.01.     Other Events.

On August 11, 2008, we issued a press release with respect to the acquisition described in this report.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by this Item will be filed by amendment to this Current Report on Form 8-K as soon as practicable but not later than 71 days after the date that this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item will be filed by amendment to this Current Report on Form 8-K as soon as practicable but not later than 71 days after the date that this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

10.1	Asset Purchase Agreement among Culp, Inc., Bodet & Horst USA, LP and Bodet & Horst GMBH & Co. KG, dated August 11, 2008

10.2	Note Purchase Agreement among Culp, Inc., Mutual of Omaha Insurance Company and United of Omaha Insurance Company, dated August 11, 2008

10.3	Consent and Fifth Amendment to Note Purchase Agreements dated August 11, 2008, by and among Culp, Inc., Life Insurance Company of North America, Connecticut General Life Insurance Company, Beachside & Co., MONY Life Insurance Company, United of Omaha Life Insurance Company, Mutual of Omaha Life Insurance Company, and Prudential Retirement Insurance and Annuity Company

99.1	Press Release dated August 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 11, 2008

Culp, Inc.

		By:	/s/ Kenneth R. Bowling
Kenneth R. Bowling
Chief Financial Officer